Pleasant Kids, Inc. 8-K

EXHIBIT 16.1

Danielle M. Adams, CPA
Adams Advisory, LLC

1135 Bonita Drive, Unit B

Encinitas, California 92024

May 19, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by PLEASANT KIDS, INC., which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

By:	/s/ Danielle M. Adams
Name:	Danielle M. Adams, CPA
Title:	Adams Advisory, LLC